Exhibit 99.1

Centessa Pharmaceuticals Reports Financial Results and Business Highlights
for the Second Quarter of 2025

Advancing a broad, potential best-in-class orexin receptor 2 (OX2R) agonist franchise, with key data readouts expected this year
•ORX750 Phase 2a CRYSTAL-1 study for the treatment of narcolepsy type 1 (NT1), narcolepsy type 2 (NT2) and idiopathic hypersomnia (IH) on track with data expected in all three indications this year with first-in-class potential in NT2 and IH
•ORX142 Phase 1 clinical trial for the treatment of select neurological and neurodegenerative disorders underway with data in acutely sleep-deprived healthy volunteers expected this year
•ORX489 in IND-enabling studies for the treatment of neuropsychiatric disorders

BOSTON and LONDON, August 12, 2025 -- Centessa Pharmaceuticals plc (Nasdaq: CNTA), a clinical-stage pharmaceutical company, today reported financial results and business highlights for the second quarter ended June 30, 2025.
“As clinical validation of the orexin agonist class continues to grow, we believe Centessa is well positioned with a novel potential best-in-class OX2R agonist pipeline aimed at redefining the standard of care. This includes not only restoring normal wakefulness to meet the real-world needs of individuals with sleep-wake disorders, but also potentially addressing comorbidities such as excessive daytime sleepiness, impaired attention, cognitive deficits and fatigue across a range of neurological, neurodegenerative and neuropsychiatric conditions where there is unmet need,” said Saurabh Saha MD PhD, Chief Executive Officer of Centessa.
Dr. Saha continued, “ORX750, our most advanced OX2R agonist drug candidate, is progressing in an adaptive Phase 2a study that incorporates real-time drug development strategies aimed at optimizing dosing and best positioning ORX750 for planned registrational studies. This innovative approach continues to build our confidence in ORX750’s potential to be a best-in-class OX2R agonist for the treatment of NT1, NT2 and IH, and potentially the first OX2R agonist to treat NT2 and IH. Our top priority remains the successful execution of the Phase 2a study, and we look forward to sharing data for ORX750 in all three indications this year.”
“In parallel, we recently initiated clinical development of ORX142, our second OX2R agonist drug candidate, with data in acutely sleep-deprived healthy volunteers also expected this year. With two programs advancing toward key clinical milestones and a broad pipeline of potentially transformative orexin therapies, we believe Centessa is positioned to become a long-term leader in the orexin space,” concluded Dr. Saha.

Recent Highlights
•Following clearance of the Investigational New Drug application (IND) from the U.S. Food and Drug Administration (FDA) in June 2025, the Company initiated a Phase 1 first-in-human clinical trial of ORX142, with data in acutely sleep-deprived healthy volunteers expected this year.
•In April 2025, additional data from the Phase 1 study of ORX750 were presented in a poster session at the American Academy of Neurology (AAN) Annual Meeting. Along with previously disclosed Phase 1 data, the poster highlighted time-course curves for both the Maintenance of Wakefulness Test (MWT) and the Karolinska Sleepiness Scale (KSS) from the 5.0 mg dose cohort. At this dose, sustained effects were observed across the full 8-hour post-dose observation period, with mean sleep latency exceeding 30 minutes on the MWT and improvements in KSS scores compared to placebo.
•An abstract highlighting the adaptive design of the Company’s Phase 2a CRYSTAL-1 study for ORX750, including an open-label long-term extension (LTE), has been accepted as a poster presentation at the World Sleep 2025 Congress being held on September 5–10, 2025, in Singapore. The abstract, Development of a Novel, Oral Orexin Receptor 2 Agonist, ORX750 for Treatment of Patients with Narcolepsy (type 1 and 2) and Idiopathic Hypersomnia, is available on the conference website. A copy of the poster will be available on the Centessa website at https://investors.centessa.com/events-presentations at the time of the poster presentation.
OX2R Agonist Pipeline and Anticipated Upcoming Milestones
•ORX750: The Phase 2a CRYSTAL-1 study is ongoing with data in NT1, NT2 and IH expected in 2025.
•ORX142: The Phase 1 first-in-human study of ORX142 is ongoing with data in acutely sleep-deprived healthy volunteers expected in 2025.
•ORX489: Currently in IND-enabling studies.
Second Quarter 2025 Financial Results
•Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments totaled $404.1 million as of June 30, 2025. The Company expects its cash, cash equivalents and investments as of June 30, 2025 will fund operations into mid-2027.
•Research & Development (R&D) Expenses: R&D expenses were $42.7 million for the second quarter ended June 30, 2025, compared to $32.8 million for the second quarter ended June 30, 2024.
•General & Administrative (G&A) Expenses: G&A expenses were $11.9 million for the second quarter ended June 30, 2025, compared to $11.2 million for the second quarter ended June 30, 2024.

•Net Loss: Net loss was $50.3 million for the second quarter ended June 30, 2025, compared to $43.8 million for the second quarter ended June 30, 2024.
About Centessa’s Orexin Receptor 2 (OX2R) Agonist Program
Orexin is a neuropeptide that regulates the sleep-wake cycle, leading to arousal and promoting wakefulness. Targeting the orexin pathway with novel orexin receptor 2 (OX2R) agonists represents a potential promising approach to address excessive daytime sleepiness (EDS), impaired attention, cognitive deficits and fatigue associated with a broad range of neurological, neurodegenerative and neuropsychiatric disorders. Centessa is developing a pipeline of potential best-in-class OX2R agonists, including ORX750 for the treatment of sleep-wake disorders including narcolepsy type 1 (NT1), narcolepsy type 2 (NT2) and idiopathic hypersomnia (IH), ORX142 for the treatment of select neurological and neurodegenerative disorders, and ORX489 for the treatment of neuropsychiatric disorders. ORX750 is being evaluated in the Phase 2a CRYSTAL-1 study. For more information, visit https://clinicaltrials.gov/study/NCT06752668. ORX750, ORX142 and ORX489 are investigational candidates and have not been approved by the FDA or any other regulatory authority.
About Centessa Pharmaceuticals
Centessa Pharmaceuticals, plc is a clinical-stage pharmaceutical company with a mission to discover, develop and ultimately deliver medicines that are transformational for patients. We are pioneering a new class of potential therapies within our orexin receptor 2 (OX2R) agonist program for the treatment of EDS, impaired attention, cognitive deficits and fatigue across neurological, neurodegenerative and neuropsychiatric disorders. For more information, visit www.centessa.com, which does not form part of this release.
Forward Looking Statements
This press release contains forward-looking statements. These statements may be identified by words such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” “aim,” “seek,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements related to the Company’s ability to discover and develop transformational medicines for patients; its expectations for executing on the Company's pipeline; its expectations on its anticipated cash runway; the timing of commencement of new studies or clinical trials or clinical and preclinical data related to ORX750, ORX142, ORX489 and other OX2R agonist molecules; its ability to identify, screen, recruit and maintain a sufficient number of or any subjects in its existing and anticipated studies or clinical trials of ORX750, ORX142, ORX489 and other OX2R agonist molecules; its expectations on executing its research and clinical development plans and the timing thereof; its expectations as to the potential results and impact of each of its clinical programs and trials; the Company’s ability to differentiate ORX750, ORX142, ORX489 and other OX2R agonist molecules from other treatment options, including those being developed by competitors; the development, design and therapeutic potential of ORX750, ORX142, ORX489 and other OX2R agonist molecules, including the potential for ORX750 to be a best-in-class OX2R agonist for the treatment of NT1, NT2 and IH, and potentially the first OX2R agonist to treat NT2 and IH; and regulatory matters, including the timing and likelihood of success of obtaining regulatory clearance or authorizations to initiate or continue clinical trials. Any forward-looking statements in this press release are based on our current expectations, estimates, assumptions and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the safety and tolerability profile of our product candidates; our ability to identify, screen and recruit a sufficient number of or any subjects in our existing and anticipated new studies or clinical trials of ORX750, ORX142, ORX489 or within anticipated timelines; our expectations relating to the clinical trials of ORX750 and ORX142, including the predicted timing of enrollment, the predicted efficacious doses of ORX750 and ORX142 and our ability to successfully conduct our clinical development of ORX750 and ORX142, our ability to protect and maintain our intellectual property position; business (including commercial viability), regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about the Company; risks inherent in developing product candidates and technologies; future results from our ongoing and planned clinical trials; our ability to obtain adequate financing, including through our financing facility with Oxford Finance, to fund our planned clinical trials and other expenses; trends in the industry; the legal and regulatory framework for the industry, including the receipt and maintenance of clearances to conduct or continue clinical testing; our operating costs and use of cash, including cash runway, cost of development activities and conducting clinical trials, future expenditures risks; the risk that any one or more of our product candidates will not be successfully developed and/or commercialized; the risk that the historical results of preclinical studies or clinical studies will not be predictive of future results in ongoing or future studies; economic risks to the United States and United Kingdom banking systems; and geo-political risks such as the Russia-Ukraine war, the Middle East conflicts or trade wars and impact of the imposition of tariffs. These and other risks concerning our programs and operations are described in additional detail in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and our other reports, which are on file with the U.S. Securities and Exchange Commission (SEC). We explicitly disclaim any obligation to update any forward-looking statements except to the extent required by law.

Contact:
Kristen K. Sheppard, Esq.
SVP of Investor Relations
investors@centessa.com

Centessa Pharmaceuticals plc
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(amounts in thousands except share and per share data)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
License and other revenue	$—	$—	$15,000	$—
Operating expenses:
Research and development	42,741	32,815	76,184	55,467
General and administrative	11,912	11,165	24,246	24,603
Loss from operations	(54,653)	(43,980)	(85,430)	(80,070)
Interest and investment income	4,380	3,240	12,270	5,831
Interest expense	(2,884)	(2,525)	(5,761)	(5,054)
Other non-operating income (expense), net	3,592	154	4,618	(1,383)
Loss before income taxes	(49,565)	(43,111)	(74,303)	(80,676)
Income tax expense	778	705	2,175	1,186
Net loss	(50,343)	(43,816)	(76,478)	(81,862)

Other comprehensive (loss) income:
Foreign currency translation adjustment	(479)	(61)	164	(86)
Unrealized (loss) gain on available for sale marketable securities, net of reclassification adjustment and tax	(5)	33	(2,786)	188
Other comprehensive (loss) income	(484)	(28)	(2,622)	102

Total comprehensive loss	$(50,827)	$(43,844)	$(79,100)	$(81,760)

Net loss per ordinary share - basic and diluted	$(0.38)	$(0.40)	$(0.57)	$(0.78)
Weighted average ordinary shares outstanding - basic and diluted	133,677,405	109,489,184	133,354,373	104,688,452

Centessa Pharmaceuticals plc
Condensed Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	June 30, 2025	December 31, 2024
Total assets:
Cash and cash equivalents	$44,242	$383,221
Investments in marketable securities	359,888	98,956
Other assets	87,997	94,621
Total assets	$492,127	$576,798

Total liabilities
Other liabilities	$37,663	$66,313
Long term debt	109,545	108,940
Total liabilities	147,208	175,253

Total shareholders’ equity	344,919	401,545
Total liabilities and shareholders' equity	$492,127	$576,798